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                                                                 Exhibit 6(a)(5)
                                LETTER AGREEMENT



Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA  98402

Dear Sirs:

Pursuant to Introductory Section 1 of the Distribution Agreement between Frank Russell Investment Company (the "Investment Company") and Russell Fund Distributors, Inc., dated March 7, 1988, the Investment Company advises you that it is creating five new Funds, each consisting of Class S Shares, Class D Shares and Class E Shares (each, a "Class"), with the following names Aggressive Strategy Fund, Balanced Strategy Fund, Moderate Strategy Fund, Conservative Strategy Fund and Equity Balanced Strategy Fund (the "New Funds") and that the Investment Company desires Russell Fund Distributors, Inc. to serve as Distributor with respect to the Shares of each Class of each of the New Funds pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged the Fund in return for the Distributor's services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to each Class of the New Funds by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY



By: /s/ Lynn L. Anderson
   ---------------------------
   Lynn L. Anderson
   President


Accepted this 5th day of November, 1996

RUSSELL FUND DISTRIBUTORS, INC.


By: /s/ Eric A. Russell
   ---------------------------
   Eric A. Russell
   President